Exhibit 10.4

EMPLOYMENT AND NON-COMPETE AGREEMENT

        This Agreement is made as of March 24, 2004 between WIDEPOINT CORPORATION, a Delaware corporation (the “Company); and Mark C. Fuller (“Employee”). The Company and Employee agree as follows:

        1.      Employment. The Company agrees to employ Employee in the respective position set forth herein and Employee accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending upon termination pursuant to paragraph 4 (the “Employment Period”) or upon replacement of this agreement with a new agreement..

        2.      Compensation and Benefits. In consideration for the valuable services to be rendered by Employee and for Employee’s agreement not to compete against the Company or its subsidiaries as described in paragraph 5, the Company hereby agrees for an initial period of ninety (90) days of the Employment Period, the Company will pay Employee a monthly gross salary of $5,000 per month (the “Salary”). This initial Employment Period will be extended unless otherwise terminated per provisions of paragraph 4 or continued in accordance with other provisions of this agreement. Such Salary will increase to $10,000 per month upon the Company achieving consolidated annualized Revenues run-rate of $15 Million; and further increase to $12,500 per month upon the Company achieving consolidated annualized Revenues run-rate of $25 Million. Employee shall be entitled to reimbursement for actual business expenses that occur as a normal part of business. These expenses include, but are not limited to, mileage, business meals, cell phone, long distance charges, and postage. Travel outside of the Greater Washington-Baltimore area, to include overnight lodging and associated expenses must be pre-approved by the Company. At the Employee’s option, a portion of the gross salary may be taken in the form of benefits.

        3.      Services. During the Employment Period, Employee agrees to devote Employee’s best efforts of Employee’s business time and attention as is needed to properly manage the business affairs of the Company in the performance of duties as the Chief Executive Officer of Chesapeake Government Technologies, Inc. During the Employment Period, Employee agrees to render such services as the Company may from time to time direct. During the Employment Period, Employee agrees that Employee will not, become engaged in or render services for any business that prevents or interferes with the Employee executing the business of the Company. The Company agrees that during the Employment Period, Employee shall not be required to relocate from his current residence.

        4.      Termination. The Employment Period will continue for a period of ninety (90) days from the date of this Agreement and thereafter on a month to month basis unless and until terminated earlier by (a) Termination provisions of Article VIII of the Widepoint Corporation/Chesapeake Government Technologies, Inc., merger agreement, (b) Employee’s death or permanent disability which renders the Employee unable to perform Employee’s duties hereunder (as determined by the Company in their good faith judgment), (c) Employee’s resignation upon prior written notice to the Company of thirty (30) days [except as noted in section 4(d)], (d) Either the Company’s election or Employee resignation, with a minimum of thirty (30) days written notice, but in no instance less than ninety (90) day subsequent to the commencement of the Employment Period if no deal is closed or any definitive agreement is under negotiations or (e) by the Company for Cause. For purpose of this paragraph 4, “Cause” shall mean (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Employee, (iv) the commission by Employee of a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty against the Company.

        5.       Non-Compete

(a) In the event the Employment Period is terminated under paragraph 4 (c) or (e) above, then the non-compete provisions of this paragraph 5 will apply to Employee.

(b) In consideration of this employment contract, Employee agrees that during the Employment Period and for 24 months thereafter (the “Non-Compete Period”), Employee will not utilize information acquired as a result of this employment to directly or indirectly compete, or on behalf of any company engaging in any competitive business, in the Greater Washington-Baltimore region, in order to solicit customers or employees of the Company. Nothing herein will prevent Employee from being a passive shareholder of a corporation which is engaged in a competitive business of the Company and which is publicly traded, so long as Employee does not violate the Non-Compete provision outlined above. Furthermore, during the Non-Compete Period, Employee shall not, without the Company’s prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any existing employee or recruit to leave or discourage their employment with the Company. For purposes of this Agreement, the term “Company” shall be deemed to include the Company and all of its subsidiaries existing at any time, including but not limited to Chesapeake Government Technologies, Inc. Employee agrees that the restraint imposed under this paragraph 5 is reasonable and not unduly harsh or oppressive.

(c) If, at the time of enforcement of any provision of paragraph 5(b) above, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company and Employee agree that the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

(d) Since a material purpose of this Agreement is to protect the Company’s investment in the Employee, to secure the benefits of Employee’s background and general experience in the industry, and to serve as a material inducement for the Company to acquire Chesapeake Government Technologies, Inc. in an acquisition transaction of which this Agreement is a material and necessary condition precedent, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this paragraph

        5.     Therefore, in the event of a breach by Employee of any of the provisions of this paragraph 5, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

        6.       Confidential Information. Employee acknowledges that the information, data and trade secrets (collectively, “Confidential Information”) obtained by Employee during the course of Employee’s performance under this Agreement, and previously with respect to all services performed by Employee for Chesapeake Government Technologies, Inc., concerning the business or affairs of the Company or Chesapeake Government Technologies, Inc., are the sole property of the Company. For purposes of this Agreement, “trade secret” means any method, program or compilation of information which is used in the Company’s business, including but not limited to: (a) techniques, plans and materials used by the Company, (b) marketing methods and strategies employed by the Company, and (c) all lists of past, present or targeted customers, clients or suppliers of the Company. Employee agrees that Employee will not disclose to any unauthorized Person or use for Employee’s own account any of such Confidential Information without the written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act or become known to Employee lawfully outside the scope of Employee’s employment under this Agreement. Employee agrees to deliver to the Company at the termination of Employee’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company which Employee may then possess or have under Employee’s control.

        7.       Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

To the Company:	Mr. James T. McCubbin WidePoint Corporation One Lincoln Centre Oakbrook Terrace, IL 60181 (630) 629.0003

To Employee:	Mr. Mark C. Fuller 9722 Meyer Point Drive Potomac, Maryland 20854

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

        8.       Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors and assigns. Employee may not assign Employee’s rights or delegate Employee’s obligations hereunder without the prior written consent of the Company. The Company may assign its respective rights and delegate its duties hereunder without the consent of Employee. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Maryland. All parties hereby consent to subject matter jurisdiction, personal jurisdiction and venue in the appropriate federal or state court located in the State of Maryland for disputes under this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.

        9.       Definitions. “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:	EMPLOYEE:

John D. Crowley	Name: Mark C. Fuller
Attest (Seal):	WIDEPOINT CORPORATION
By:

James T. McCubbin Secretary	Steve L. Komar Chief Executive Officer

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